UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report
March 8, 2007
(Date of earliest event reported)
Callon Petroleum Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-14039 (Commission File Number)	64-0844345 (I.R.S. Employer Identification Number)
200 North Canal St.
Natchez, Mississippi 39120
(Address of principal executive offices, including zip code)
(601) 442-1601
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     On March 8, 2007, a wholly-owned subsidiary of Callon Petroleum Company entered into a Purchase and Sale Agreement to purchase from BP Exploration and Production Company BP’s 80% working interest in the Entrada Field. The agreement provides for an initial purchase price of $150 million and the payment of an additional $40 million after the field produces 12.5 million barrels of oil equivalent. The purchase and sale is expected to close on or before April 16, 2007, or any other date agreed by the Parties.
     Callon has received a commitment from Merrill Lynch Capital Corporation to make available a revolving credit facility to finance the portion of the purchase price payable at closing, plus a portion of the development costs. The credit facility will provide,
•	A maximum commitment of $200 million, which may be borrowed, repaid and re-borrowed by Callon from time to time;

•	A maturity date of March 31, 2014, provided that if Callon does not refinance its 9.75% senior notes due December 8, 2010, the maturity date will be September 8, 2010;

•	That borrowings under the facility are limited to a borrowing base that will be re-determined by the administrative agent every six months; and

•	That borrowings under the facility will be secured by a lien on the Entrada field, and that all of the subsidiaries of Callon will guarantee the loan.
     Callon will be required to make customary representations and warranties in the credit agreement, and will be subject to customary affirmative and negative covenants, including financial covenants requiring a minimum ratio of trailing four quarter EBITDA to total interest expense, minimum PV-10 value to total net funded debt and a maximum ratio of total net funded debt to trailing for quarter EBITDA. The amounts of these covenants are anticipated to be largely consistent with the covenants under Callon’s existing debt agreements.
     Callon has agreed to cooperate with Merrill Lynch in the syndication of the credit facility.
     Merrill Lynch’s commitment is subject to customary conditions, including the following,
•	Execution of satisfactory documentation;

•	Accuracy of information provided to Merrill Lynch by Callon; and

•	Since December 31, 2006 there shall have not have occurred any event or condition that could reasonably be expected to have a material adverse effect on Callon.
     The lenders under Callon’s existing credit facility have consented to Callon’s entering into the Merrill Lynch credit facility. As a condition to providing such consent, the lenders are requiring an amendment of the existing credit facility to be effective upon closing of the Merrill Lynch credit facility, which will provide for increased fees and interest rates under such existing credit facility, and a lowering of the borrowing base from $75 million to $50 million, until the next borrowing base re-determination date.
     A copy of the press release announcing the acquisition is attached as Exhibit 99.1 and a copy of the purchase agreement is attached as Exhibit 2.1. Each of these agreements is incorporated herein by reference.

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Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits
(c) Exhibits

Exhibit
Number	Title of Document

2.1	Purchase and Sale Agreement executed on March 8, 2007 by and between Callon Petroleum Operating Company and BP Exploration and Production Company.

99.1	Press release dated March 8, 2007 announcing the execution of a Purchase and Sale Agreement by and between Callon Petroleum Operating Company and BP Exploration and Production Company.*

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Callon will furnish a copy of such schedules to the Securities and Exchange Commission upon request.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
March 8, 2007	By:	/s/ B.F. Weatherly
B.F. Weatherly
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit
Number	Title of Document

2.1	Purchase and Sale Agreement executed on March 8, 2007 by and between Callon Petroleum Operating Company and BP Exploration and Production Company.

99.1	Press release dated March 8, 2007 announcing the execution of a Purchase and Sale Agreement by and between Callon Petroleum Operating Company and BP Exploration and Production Company.*

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Callon will furnish a copy of such schedules to the Securities and Exchange Commission upon request.